Exhibit 99.1

Hansen Medical Announces FDA Clearance of the Magellan™ 6Fr

Robotic Catheter

New Smaller Diameter Catheter Extends Clinical Benefits of Intravascular Robotics to

Broader Set of Patients, Physicians and Procedures

FDA Clearance Triggers the Mandatory Exercise of Approximately $14 million of

Series A Warrants

MOUNTAIN VIEW, CA. – February 11, 2014 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in intravascular robotics, today announced it has received U.S. Food and Drug Administration (FDA) clearance for its smaller diameter Magellan™ 6Fr Robotic Catheter for peripheral vascular interventions.

The Magellan 6Fr Robotic Catheter is the latest addition to the growing family of catheters available for use with the Magellan Robotic System, and features several important advances. Specifically, the Magellan 6Fr Robotic Catheter features novel dual-bend technology, enabling independent robotic control of two separate bend sites on a single catheter, compared to the current Magellan 9Fr Robotic Catheter which is designed as a telescoping device with two, independently controlled robotic catheters. The 6Fr catheter’s new design provides for precise robotic navigation and control in a single, smaller diameter 6Fr outer diameter catheter, and enables use of the Magellan Robotic System in smaller vessels in the peripheral vasculature and by physicians who may prefer a smaller diameter vessel insertion site.

“This is a major development for Hansen Medical and intravascular robotics,” said Barry Katzen M.D., founder and Medical Director of Baptist Cardiac & Vascular Institute (Baptist Hospital of Miami). “With this lower profile robotic catheter, we can now increase the number and types of procedures we perform with the Magellan Robotic System. The new catheter expands the clinical applications to many interventional vascular therapies involving smaller vessels, including cancer treatment, women’s health, and lower limb treatment.”

“The Magellan 6Fr Robotic Catheter will enable our physician customers to apply the benefits of robotic precision, control and procedural predictability to the treatment of many more vascular patients, which is one of the fastest growing service lines in hospitals today,” said Peter J. Mariani, Chief Financial Officer of Hansen Medical. “This new catheter demonstrates our commitment to expanding the potential clinical applications of Magellan, providing further support to the compelling return on investment potential associated with a multi-disciplinary Intravascular Robotics program.” Mr. Mariani continued, “In addition to enabling a smaller diameter, the Magellan 6Fr Robotic Catheter also features a simplified clinical workflow and was designed for improved manufacturability. I want to congratulate the talented engineering and product development teams at Hansen Medical for this important milestone in our continued development of intravascular robotics technology.”

The Company’s Magellan Robotic Catheters work with the Magellan Robotic System and are designed to allow improved procedural predictability, control and catheter stability as a physician navigates a patient’s peripheral vasculature, and then provide a conduit for manual placement of therapeutic devices for the treatment of vascular disease. The Magellan Robotic System also allows the physician to navigate through the vasculature while seated comfortably at a remote workstation, away from the radiation field, potentially reducing physician radiation exposure and fatigue. Approximately two million peripheral vascular procedures are performed annually in the U.S. and Europe, the majority of which are now potentially addressable with the Magellan Robotic System.

The Company will begin a limited release of the Magellan 6Fr Robotic Catheter, collecting clinical and procedure data over a broad set of cases over the next several months, and anticipates a more wide-scale release later in 2014.

Mandatory Exercise of Series A Warrants

Additionally, the FDA clearance of the Magellan 6Fr Robotic Catheter triggers the mandatory exercise of $14 million of Series A Warrants that were issued as part of the private placement of stock and warrants that was announced on July 31, 2013. The Company issued approximately 11 million Series A warrants with a per share exercise price of $1.23 as part of the private placement transaction. The holders of these Series A warrants are required to exercise the warrants, upon 15 days’ notice of the FDA clearance of the 6Fr catheter, and the Company expects to provide notice to holders today. The Company also issued 11 million Series B Warrants with an exercise price of $1.50, and 11 million Series C warrants with an exercise price of $2.00 as part of the private placement transaction. These warrants expire in August of 2015 and are not subject to mandatory exercise.

About the Magellan™ Robotic System

Hansen Medical’s Magellan Robotic System is intended to be used to facilitate navigation in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices. The Magellan Robotic System is designed to deliver improved predictability, control and catheter stability to endovascular procedures. Since its commercial introduction in the U.S. and Europe, the Magellan Robotic System has demonstrated its clinical versatility in many cases in a broad variety of peripheral vascular procedure types in centers across the U.S. and Europe. The Magellan Robotic System offers several important features including:

•	Provides improved predictability, control and catheter stability as a physician navigates a patient’s peripheral vasculature and then provides a conduit for manual treatment of vascular disease with standard therapeutic devices.

•	Is designed to enable more predictable procedure times and increased case throughput potentially allowing hospitals to improve utilization within their vascular business line

•	Employs an open architecture designed to allow for the subsequent use of many therapeutic devices on the market today

•	Is designed to potentially reduce physician radiation exposure and fatigue by allowing the physician to navigate procedures while seated comfortably at a remote workstation away from the radiation field and without wearing heavy lead as required in conventional endovascular procedures.

•	The Magellan 9Fr Robotic Catheter for independent, robotic control of the distal tip of two telescoping catheters (an outer Guide and an inner Leader catheter), as well as robotic manipulation of standard guidewires.

•	The Magellan 6Fr Robotic Catheter allows for independent robotic control of two separate bend sites on a single catheter, as well as robotic manipulation of standard guidewires. This smaller catheter design may be preferred by certain physicians who prefer a smaller diameter vessel incision site, or in procedures in smaller vessels, including peripheral vascular embolization.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is a global leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, Magellan™ 9Fr Robotic Catheter, Magellan™ 6Fr Robotic Catheter, and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone both CE marking and 510(k) clearance and are commercially available in the European Union, and the U.S. In the European Union, the Company’s Sensei® X Robotic Catheter System and Artisan® and Artisan Extend® Control

Catheters are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the U.S., the Company’s Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheters are cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the U.S., the Sensei X Robotic Catheter System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements about the potential benefits, market size, timing and results of commercializing our Magellan 6Fr Robotic Catheter. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of credit, financial and economic conditions on capital spending by our potential customers; the uncertain timelines for the sales cycle for newly introduced products; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to manage expenses and cash flow, and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC on November 8, 2013 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), Sensei and Lynx are registered trademarks, and Magellan and NorthStar are trademarks of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:	Westwicke Partners, LLC.
Peter J. Mariani	Mark Klausner
Chief Financial Officer	443.213.0501
Hansen Medical, Inc.	mark.klausner@westwicke.com
650.404.5800
Mike Piccinino, CFA
443.213.0509
Mike.piccinino@westwicke.com

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